Exhibit 5.2

Skadden, Arps, Slate, Meagher & Flom llp ONE MANHATTAN WEST NEW YORK, NY 10001

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November 3, 2026

Shopify Inc.
151 O’Connor Street, Ground Floor
Ottawa, Ontario K2P 2L8

Re:	Shopify Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Shopify Inc., a corporation organized under the laws of Canada (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of debt securities of the Company (“Debt Securities”), which may be issued in one or more series under the indenture, dated as of September 18, 2020 (the “Indenture”), between the Company, Computershare Trust Company, N.A., as trustee, and Computershare Trust Company of Canada, as co-trustee, which is filed as an exhibit to the Registration Statement, and other securities of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)
the Registration Statement; and

(b)
an executed copy of the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

Shopify Inc.
November 3, 2026

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (“Opined-on Law”). We do not express any opinion as to the effect of any non-Opined-on Law on the opinion stated herein. The Debt Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

As used herein “Transaction Documents” means the Indenture and any supplemental indentures and officer’s certificates establishing the terms of the Debt Securities pursuant thereto, and any applicable underwriting or purchase agreement.

The opinion stated in paragraph 1 below presumes that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of any series of Debt Securities referred to therein: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement or term sheet with respect to such Debt Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (iii) the applicable Transaction Documents shall have been duly authorized, executed and delivered by the Company and the other parties thereto, including, if such Debt Securities are to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, the underwriting agreement or purchase agreement with respect thereto; (iv) the Board of Directors of the Company, including any duly authorized committee thereof, shall have taken all necessary corporate action to approve the issuance and sale of such Debt Securities and related matters and appropriate officers of the Company have taken all related action as directed by or under the direction of the Board of Directors of the Company; and (v) the terms of the applicable Transaction Documents and the issuance and sale of such Debt Securities have been duly established in conformity with the articles of incorporation of the Company so as not to violate any applicable law, the articles of incorporation of the Company or the bylaws of the Company, or result in a default under or breach of any agreement or instrument binding upon the Company or its properties, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or its properties.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.          With respect to any series of Debt Securities offered by the Company, including such indeterminate amount of Debt Securities as may be issued upon conversion or exchange of such series (the “Offered Debt Securities”), when (a) the general conditions shall have been satisfied, (b) the issuance, sale and terms of the Offered Debt Securities and related matters have been approved and established in conformity with the applicable Transaction Documents and (c) the certificates evidencing the Offered Debt Securities have been issued in a form that complies with the provisions of the applicable Transaction Documents and have been duly executed and authenticated in accordance with the provisions of the Indenture and any other applicable Transaction Documents and issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Document upon payment of the agreed-upon consideration therefor, the Offered Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms under the laws of the State of New York.

The opinion stated herein is subject to the following qualifications:

(i)
we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein is limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

Shopify Inc.
November 3, 2026

(ii)
we do not express any opinion with respect to any law, rule, regulation or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(iii)
except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(iv)
we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waiver or alter, or has the effect of waiving or altering, any statute of limitations;

(v)
we do not express any opinion with respect to the enforceability of any provision of any Transaction Document to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(vi)
we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(vii)
the opinion stated herein is limited to the agreements and documents specifically identified in the opinion contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(viii)
we have assumed that any agent of service will have accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(ix)
subsequent to the effectiveness of the Indenture and immediately prior to the issuance of any series of Offered Debt Securities, the Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to such series of Offered Debt Securities other than by the applicable Transaction Documents relating to such series of Offered Debt Securities;

(x)
this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type;

(xi)
we have assumed that the laws of the State of New York will be chosen to govern any Transaction Documents entered into subsequent to the date hereof and that such choice is and will be a valid and legal provision;

(xii)
we call to your attention that the opinion stated herein is subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;

Shopify Inc.
November 3, 2026

(xiii)
we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency;

(xiv)
we have assumed that the choice of a currency other than U.S. dollars as the currency in which any Debt Securities may be denominated does not contravene any exchange control or other laws of the jurisdiction of any such currency, and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars; and

(xv)
to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinion we have also assumed that:

(a)
the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b)
the Company has the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c)
neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the applicable Debt Securities: (i) conflicts or will conflict with the articles of incorporation and bylaws of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(d)
neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the applicable Debt Securities, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

RJD